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Exhibit 10.15

REGAL ENTERTAINMENT GROUP
SUMMARY OF
ANNUAL EXECUTIVE INCENTIVE PROGRAM

        Our board of directors and stockholders have approved the following material terms for payment of bonuses under our annual executive incentive programs.

        Payment of an annual incentive to a covered executive officer is contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the compensation committee of the board of directors (while the attainment of such goals is substantially uncertain) for a covered executive officer for each performance period, which is generally our taxable year. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or our company as a whole, but need not be based on an increase or positive result under the business criteria selected. The compensation committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained.

        Performance goals are based on one or more of the following business criteria: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) earnings before interest expense, taxes, depreciation, amortization and rent; (7) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (8) operating margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to stockholders' equity; and (16) revenue. The maximum annual incentive award that may be granted to any covered executive officer based on attainment of one or more of the foregoing performance goals is $1 million.

        The annual incentive compensation payable in any fiscal year based on such performance goals cannot be determined because the payment of such compensation is contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation depends on our company's performance for the applicable performance period, and the actual annual incentive compensation to a covered executive officer may reflect exercise of the compensation committee's discretion to reduce the annual incentive compensation otherwise payable upon attainment of the performance goal.

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REGAL ENTERTAINMENT GROUP SUMMARY OF ANNUAL EXECUTIVE INCENTIVE PROGRAM